As filed with the Securities and Exchange Commission on April 13, 2004
 -------------------------------------------------------------------------------

                              FILE NO. 333-105331

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ALLSTATE LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)


                               ILLINOIS 36-2554642
                (State or Other Jurisdiction of (I.R.S. Employer
              Incorporation or Organization) Identification Number)



                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-5000

            (Address and Phone Number of Principal Executive Office)


                               MICHAEL J. VELOTTA
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         ALLSTATE LIFE INSURANCE COMPANY
                          3100 SANDERS ROAD, SUITE J5B
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-5000

       (Name, Complete Address and Telephone Number of Agent for Service)

                                   COPIES TO:

RICHARD T. CHOI, ESQUIRE                         CHARLES M. SMITH, ESQUIRE
FOLEY & LARDNER,  LLP                            ALLSTATE LIFE INSURANCE COMPANY
3000 K STREET, NW  SUITE 500                     3100 SANDERS ROAD, SUITE J5B
WASHINGTON, D.C. 20007                           NORTHBROOK, IL 60062


Approximate date of commencement of proposed sale to the public: The annuity contracts and market value adjustment interests thereunder covered by this registration statement are to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

ALLSTATE/(R) /MARKETSMART ANNUITY

ALLSTATE LIFE INSURANCE COMPANY
544 LAKEVIEW PARKWAY, SUITE 300
VERNON HILLS, IL 60061
TELEPHONE NUMBER: 1-800-203-0068                  PROSPECTUS DATED MAY 1, 2004

 -------------------------------------------------------------------------------
Allstate Life Insurance Company ("Allstate Life") is offering the MarketSmart Annuity, a group and individual single premium deferred annuity contract ("Contract"). This prospectus contains information about the Contract that you should know before investing. Please keep it for future reference.

The Contracts are available through Allstate Distributors, L.L.C., the principal underwriter for the Contracts.


                THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE SECURITIES
                DESCRIBED IN THIS PROSPECTUS, NOR HAS IT PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS

                PROSPECTUS. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A FEDERAL CRIME.
  IMPORTANT     THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS THAT HAVE RELATIONSHIPS WITH
                BANKS OR OTHER FINANCIAL INSTITUTIONS OR BY EMPLOYEES OF SUCH BANKS. HOWEVER, THE
   NOTICES      CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY SUCH INSTITUTIONS OR ANY
                FEDERAL REGULATORY AGENCY. INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS,
                INCLUDING POSSIBLE LOSS OF PRINCIPAL.
                THE CONTRACTS ARE NOT FDIC INSURED.



The Contract may not be available in all states.


                                  1 PROSPECTUS

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                 PAGE

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
  Important Terms                                       3
--------------------------------------------------------------------------------
  The Contract at a Glance                              4
--------------------------------------------------------------------------------
  How the Contract Works                                5
--------------------------------------------------------------------------------
CONTRACT FEATURES
--------------------------------------------------------------------------------
  The Contract                                          6
--------------------------------------------------------------------------------
  Purchases and Contract Value                          8
--------------------------------------------------------------------------------
  Expenses                                              11
--------------------------------------------------------------------------------
  Access To Your Money                                  13
--------------------------------------------------------------------------------
  Income Payments                 14
--------------------------------------------------------------------------------
  Death Proceeds                                       16
--------------------------------------------------------------------------------

                                 PAGE

--------------------------------------------------------------------------------
OTHER INFORMATION
--------------------------------------------------------------------------------
  More Information About:                              18
--------------------------------------------------------------------------------
     Allstate Life Insurance Company                   18
--------------------------------------------------------------------------------
     The Contract                                       18
--------------------------------------------------------------------------------
     Non-Qualified Annuities Held within a Qualified Plan 18
--------------------------------------------------------------------------------
     Legal Matters                                      18
--------------------------------------------------------------------------------
  Taxes                                                19
--------------------------------------------------------------------------------
  Annual Reports and Other Documents                   24
--------------------------------------------------------------------------------
  Annual Statements                                    24
--------------------------------------------------------------------------------
  Appendix A-- Market Value Adjustment                      25
--------------------------------------------------------------------------------


                                  2 PROSPECTUS

IMPORTANT TERMS
--------------------------------------------------------------------------------

This prospectus uses a number of important terms with which you may not be familiar. The index below identifies the page that describes each term.


                                 PAGE

--------------------------------------------------------------------------------
Accumulation Phase                                   5
--------------------------------------------------------------------------------
Allstate Life ("We")                                 18
--------------------------------------------------------------------------------
Annuitant                                             6
--------------------------------------------------------------------------------
Beneficiary                                           6
--------------------------------------------------------------------------------
Bail Out Option                                      10
--------------------------------------------------------------------------------
Crediting Options                                     5
--------------------------------------------------------------------------------
*Contract                                             5
--------------------------------------------------------------------------------
Contract Owner ("You")                                5
--------------------------------------------------------------------------------
Contract Value                                        8
--------------------------------------------------------------------------------
Due Proof of Death                                   16
--------------------------------------------------------------------------------
Free Withdrawal Amount                                11
--------------------------------------------------------------------------------
Income Plan                                           5
--------------------------------------------------------------------------------

                                 PAGE

--------------------------------------------------------------------------------
Index                                                8
--------------------------------------------------------------------------------
Issue Date                                           5
--------------------------------------------------------------------------------
Market Value Adjustment                              9
--------------------------------------------------------------------------------
Market Value Adjustment Period                       9
--------------------------------------------------------------------------------
Maximum Interest Rate                                8
--------------------------------------------------------------------------------
Minimum Interest Rate                                8
--------------------------------------------------------------------------------
Payout Phase                                          5
--------------------------------------------------------------------------------
Payout Start Date                                    14
--------------------------------------------------------------------------------
Qualified Contracts                                  21
--------------------------------------------------------------------------------
Right to Cancel                                       8
--------------------------------------------------------------------------------
SEC                                                   1
--------------------------------------------------------------------------------
Systematic Withdrawal Program                        13
--------------------------------------------------------------------------------


* In certain states the Contract is only available as a group Contract. In these states we issued you a certificate that represents your ownership and summarizes the provisions of the group Contract. References to "Contract" in this prospectus include certificates unless the context requires otherwise.


                                  3 PROSPECTUS

THE CONTRACT AT A GLANCE
--------------------------------------------------------------------------------

The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.

PURCHASE PAYMENT                You can purchase a Contract with as
                                little as $10,000. This Contract allows for only
                                one purchase payment.
---------------------------------------------------------------------------------------
RIGHT TO CANCEL                 You may cancel your Contract within 20
                                days of receipt or any longer period your state
                                may require ("Cancellation Period") and receive
                                a full refund of your purchase payment less any
                                withdrawals.
---------------------------------------------------------------------------------------
EXPENSES                        You will bear the following expenses:

                                .During the first seven Contract Years, a
                                  withdrawal charge ranging from 5%-7% will apply to withdrawals in excess of the Free
                                  Withdrawal Amount.

                                .A Market Value Adjustment (which can be
                                  positive or negative) may apply to withdrawals in excess of the Free Withdrawal Amount.

                                . State premium tax (if your state imposes one).
---------------------------------------------------------------------------------------
MARKET-LINKED INTEREST          The Contract offers fixed annual interest rates that we
                                guarantee -- the specific rate applied at the end of
                                each Contract Year is contingent upon whether the Index
                                at the end of the Contract Year is higher or lower than
                                it was at the beginning of that Contract Year (See "How
                                We Credit Interest," on page 8). To find out current
                                rates and crediting options, please call us at
                                1-800-203-0068.
---------------------------------------------------------------------------------------
SYSTEMATIC WITHDRAWAL PROGRAM   You may choose to receive
                                systematic withdrawal payments on a monthly,
                                quarterly, semi-annual, or annual basis.
---------------------------------------------------------------------------------------
INCOME PAYMENTS                 The Contract offers three income payment plans:

                                . life income with or without guaranteed payments;

                                .a joint and survivor life income with or without
                                  guaranteed payments; or

                                .guaranteed payments for a specified period (5 to 50
                                  years)
---------------------------------------------------------------------------------------
DEATH PROCEEDS                  If you or the Annuitant dies before the
                                Payout Start Date, we will pay the Death
                                Proceeds as described in the Contract.
---------------------------------------------------------------------------------------
WITHDRAWALS                     You may withdraw some or all of your Contract value
                                ("Contract Value") at any time prior to the Payout
                                Start Date. A withdrawal charge and/or a Market Value
                                Adjustment may apply. For federal income tax purposes,
                                withdrawals taken prior to the Payout Start Date are
                                generally considered to come from the earnings in the
                                Contract first. If the Contract is tax-qualified,
                                generally all withdrawals are treated as distributions
                                of earnings. Withdrawals of earnings are taxed as
                                ordinary income and, if taken prior to age 59 1/2, may
                                be subject to an additional 10% federal tax penalty.
---------------------------------------------------------------------------------------


This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.


                                  4 PROSPECTUS

HOW THE CONTRACT WORKS
--------------------------------------------------------------------------------

The Contract basically works in two ways.

First, the Contract can help you (we assume you are the "Contract Owner") save for retirement because you can invest in the Contract and generally pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "Accumulation Phase" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "Issue Date") and continues until the "Payout Start Date," which is the date we apply your money to provide income payments. You may select one of two Crediting Options, each of which earns annually a minimum rate of interest, or, depending on the performance of an index, a maximum rate of interest that we declare periodically.

Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre-set number of years by selecting one of the income payment options (we call these "Income Plans") described on page 14. You receive income payments during what we call the "Payout Phase" of the Contract, which begins on the Payout Start Date and continues until we make the last income payment required by the Income Plan you select. During the Payout Phase we guarantee the amount of your payments, which will remain fixed. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

The timeline below illustrates how you might use your Contract.

Issue                                           Payout Start
Date            Accumulation Phase                  Date                 Payout Phase
------------------------------------------------------------------------------------------------------------>
You buy    You save for retirement              You elect to receive    You can receive    Or you can receive
a Contract                                      income payments         income payments    income payments
                                                                        for a set period   for life


As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See "The Contract." In addition, if you die before the Payout Start Date we will pay Death Proceeds to any surviving Contract Owner or, if there is none, to your Beneficiary. (See "Death Proceeds").

Please call us at 1-800-203-0068 if you have any question about how the Contract works.


                                  5 PROSPECTUS

THE CONTRACT
--------------------------------------------------------------------------------


CONTRACT OWNER
The Allstate/(R)/ MarketSmart Annuity is a contract between you, the Contract Owner, and Allstate Life, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

.. the amount and timing of your withdrawals,

.. the programs you want to use to withdraw money,

.. the income payment plan you want to use to receive retirement income,

.. the Annuitant (either yourself or someone else) on whose life the income payments will be based,

.. the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner dies, and

.. any other rights that the Contract provides.

If you die, any surviving Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.

The Contract cannot be jointly owned by both a non-living person and a living person. The age of the oldest Contract Owner cannot exceed 90 as of the date we receive the completed application.

The Contract can also be purchased as an IRA or TSA (also known as a 403(b)). The endorsements required to qualify these annuities under the Internal Revenue Code of 1986, as amended, ("Code") may limit or modify your rights and privileges under the Contract.

Except for certain Qualified Contracts, you may change the Contract Owner at any time by written notice in a form satisfactory to us. Until we accept your written notice to change the Contract Owner, we are entitled to rely on the most recent information in our files. We will provide a change of ownership form to be signed by you and filed with us. Once we accept a change, the change will take effect as of the date you signed the request. We will not be liable for any payment or settlement made prior to accepting the change. Accordingly, if you wish to change the Contract Owner, you should deliver your written notice to us promptly. Each change is subject to any payment we make or other action we take before we accept it. Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.


ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for specified period). The Contract requires that there be an Annuitant at all times during the Accumulation Phase and on the Payout Start Date. The Annuitant must be a living person. If the Contract Owner is a non-living person, the Annuitant may not be older than 90 as of the date we receive the completed application. If the owner is a living person, there is no maximum age limit for the Annuitant.

You initially designate an Annuitant in your application. You (or the youngest Contract Owner if there is more than one) will be the Annuitant unless a different person is named. If the Contract Owner is a living person, you may change the Annuitant at any time prior to the Payout Start Date. Once we accept your change request, any change will be effective at the time you sign the written notice. We are not liable for any payment we make or other action we take before accepting any written request from you.

If you select Income Plan 2, you may designate a joint Annuitant, who is a second person on whose life income payments depend. A Joint Annuitant designation is effective only on the Payout Start Date and remains effective thereafter. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

  (i) the youngest Contract Owner if living, otherwise

  (ii) the youngest Beneficiary.


BENEFICIARY
You may name one or more primary and contingent Beneficiaries when you apply for a Contract. The primary Beneficiary is the person who may, in accordance with the terms of the Contract, elect to receive the Death Proceeds or become the new Contract Owner pursuant to the Contract if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies on or after the Payout Start Date, the primary Beneficiary will receive any guaranteed income payments scheduled to continue. A contingent Beneficiary is the person selected by the Contract Owner who will exercise the rights of the primary Beneficiary if all named primary Beneficiaries die before the death of the sole surviving Contract Owner.

You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed by you and filed with us. After we accept the request, the change of Beneficiary will be effective as of the date you signed the form. Until we receive your written notice to change


                                  6 PROSPECTUS
a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. We will not be liable for any payment or settlement made prior to accepting the change. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. Each Beneficiary change is subject to any payment made by us or any other action we take before we accept the change.

If you did not name a Beneficiary or, unless otherwise provided in the Beneficiary designation, if no named Beneficiary is living when the sole surviving Contract Owner dies, the new Beneficiary will be:

.. your spouse or, if he or she is no longer alive,

.. your surviving children equally, or if you have no surviving children,

.. your estate.

Children, as used in this prospectus, are natural and adopted children only. If more than one Beneficiary survives you, we will divide the Death Proceeds among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the Death Proceeds in equal amounts to the surviving Beneficiaries. If there is more than one Beneficiary in a class (e.g., more than one primary Beneficiary) and one of the Beneficiaries predeceases the Contract Owner, the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.

For purposes of this Contract, in determining whether a living person, including a Contract Owner, primary Beneficiary, contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, primary Beneficiary, contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.


MODIFICATION OF THE CONTRACT
Only an Allstate Life officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.


ASSIGNMENT
No Contract Owner has a right to assign an interest in a Contract as collateral or security for a loan, and we will not honor an assignment of an interest in a Contract as collateral or security for a loan. However, you may otherwise assign periodic income payments under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before trying to assign your Contract.


                                  7 PROSPECTUS

PURCHASES AND CONTRACT VALUE
--------------------------------------------------------------------------------


PURCHASE PAYMENT
This is a single premium annuity which allows for only one purchase payment. Your purchase payment must be at least $10,000. The maximum amount of the purchase payment we will accept for the Contract without our prior approval is $1,000,000. We reserve the right to reject any application or waive this limitation in our sole discretion. We will issue the Contract within 7 days of the receipt of the payment and required information.

Your purchase payment becomes part of our general account, which supports our insurance and annuity obligations. The general account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the general account, subject to applicable law. You do not share in the investment experience of the general account.


CONTRACT VALUE
Your Contract Value at any time during the Accumulation Phase is equal to the purchase payment, plus interest credited to date, less any amounts previously withdrawn and any applicable taxes.


RIGHT TO CANCEL
You may cancel your Contract within the Cancellation Period, which is the 20-day period following receipt of your Contract, or such longer period that your state may require. You may cancel the Contract by delivering it or mailing it to us. If you exercise this right to cancel, the Contract terminates and we will return the purchase payment less any amounts previously withdrawn.


INTEREST RATES
At the start of each Contract Year ("Contract Year"), which we measure from the Issue Date and each Contract Anniversary, we will offer a maximum credited interest rate ("Maximum Interest Rate") that will not change during the Contract Year. Your Contract will also have a minimum credited interest rate ("Minimum Interest Rate") that will not change over the life of the Contract. As explained in detail in the Section "How We Credit Interest," whether you receive the Maximum Interest Rate or Minimum Interest Rate for a particular Contract Year depends upon whether the Index (described below) is higher or lower at the end of the Contract Year as compared to the start of the Contract Year. The particular Maximum Interest Rate or Minimum Interest Rate applicable to your Contract depends upon the Crediting Option you select when the Contract is issued. We will tell you the interest rates we are offering at a particular time. We may declare different Maximum Interest Rates for Contract Years that begin at different times.

We have no specific formula for determining the interest rates that we will declare initially or in the future. We will set interest rates based on investment returns available at the time we determine the rate. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact your annuity representative or Allstate Life at 1-800-203-0068.


INDEX
The Index for the Contract will be shown on the Annuity Data Page. Currently, the only Index we offer is the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index"), commonly known as the S&P 500 Index. The Index is guaranteed to apply while the Contract is in force unless publication of the Index is discontinued, or the calculation of the Index is changed substantially. If the publication of the Index is discontinued, or the calculation of the Index values is changed substantially, we will substitute a suitable index which will apply to the entire then-current Contact Year, and we will notify you of the change. We may offer additional indices at our discretion.

The Index value for a particular day is the value published at the end of that day, computed to the nearest 1/100th of a point. If the Index is not published that day, the first preceding published Index value will apply. Current Index values may be obtained at Standard & Poor's website, www.standardandpoors.com.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Allstate Life and affiliates. This Contract is not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing therein. S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein.


HOW WE CREDIT INTEREST
We will credit interest to your Contract for each Contract Year at the end of that Contract Year. Interest will be credited based upon your Contract Value at the end of that Contract Year. Therefore, if you surrender your Contract or make a withdrawal, no interest will be credited on the amounts withdrawn for the Contract Year in which you make the withdrawal. If you die or begin receiving income payments, no interest will be credited on the Contract Value in the year in which your beneficiary receives the Death Proceeds or the year in which you begin receiving income payments.

The interest credited to your Contract will depend on the Maximum Interest Rate and Minimum Interest Rate in


                                  8 PROSPECTUS
effect and on the Crediting Option you chose when you completed your application.

If the Index value on a Contract Anniversary is equal to or greater than the Index on the previous Contract Anniversary (the Issue Date for the first year), you will receive the Maximum Interest Rate for the Crediting Option you have chosen. If the Index value on a Contract Anniversary is lower than the Index on the previous Contract Anniversary, then you will receive the Minimum Interest Rate for the Crediting Option you have chosen.

The Index Value on a given date is the value as of the close of business on that date. If the Contract Anniversary falls on a day the New York Stock Exchange is not open for business, we will use the previous closing Index Value. For example, for a contract issued on October 1, 2003, we will use the closing Index Value for that date. If the closing Index Value on October 1, 2004, is equal to or higher than the closing Index Value on October 1, 2003, you will receive the Maximum Interest Rate for the first Contract Year.

We offer two Crediting Options: Crediting Option A and Crediting Option B. The Crediting Option you choose will be shown on the Annuity Data Page. Once chosen, your Crediting Option is irrevocable. The Minimum Interest Rate for Crediting Option A is 0%, and the Minimum Interest Rate for Crediting Option B is 2%. The current Maximum Interest Rate for Crediting Option A will always be higher than Crediting Option B, although the difference between the two Crediting Options may vary. You should carefully evaluate the risks associated with each crediting option before making a purchase payment and selecting a Crediting Option.

The following example illustrates how a purchase payment would grow over a five-year period, given fluctuating Index values and a Maximum Interest Rate that may change from year to year:


EXAMPLE
This example assumes that the Owner elects Crediting Option A.

Purchase Payment                          $10,000

Initial Index Value                         800

                                                   1            2            3            4             5
----------------------------------------------------------------------------------------------------------------
Index at Beginning of Contract Year                   800          950         1000          875          1300
----------------------------------------------------------------------------------------------------------------
Index at End of Contract Year                         950         1000          875         1300          1400
----------------------------------------------------------------------------------------------------------------
Maximum Interest Rate                                   8%           8%           8%           8%         7.50%
----------------------------------------------------------------------------------------------------------------
Minimum Interest Rate                                   0%           0%           0%           0%            0%
----------------------------------------------------------------------------------------------------------------
Contract Value at Beginning of Year            $   10,000   $   10,800   $   11,664   $   11,664    $12,597.12
----------------------------------------------------------------------------------------------------------------
Credited Interest Rate                                  8%           8%           0%           8%         7.50%
----------------------------------------------------------------------------------------------------------------
Credited Interest                              $   800.00   $   864.00   $        0   $   933.12    $   944.78
----------------------------------------------------------------------------------------------------------------
Contract Value at End of Year                  $10,800.00   $11,664.00   $11,664.00   $12,597.12    $13,541.90
----------------------------------------------------------------------------------------------------------------


This example assumes no withdrawals during the entire 5- year period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge. In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn. The hypothetical Maximum Credited Interest Rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared may be more or less than shown above.


RENEWALS. At the end of each Contract Year, we will mail you a notice informing you of the renewal Maximum Interest Rate and asking you what to do with your money. If you do nothing, the Contract automatically continues.

During the first seven Contract Years, if the renewal Maximum Interest Rate declared in your notice is less than the Bail Out Rate, you may withdraw all or a portion of your Contract Value from the Contract without incurring a Withdrawal Charge during the 45-day period beginning immediately after the end of the Contract Year. Also, no Market Value Adjustment will apply if you withdraw all or a portion of your Contract Value by exercising the Bail Out Option. See "Bail Out Option" below.


MARKET VALUE ADJUSTMENT. All withdrawals, unless expressly exempted, are subject to a Market Value Adjustment.

A Market Value Adjustment will not be made to the following:

.. withdrawals you make to satisfy IRS minimum distribution rules for the Contract;

.. withdrawals made within the Free Withdrawal Amount, described under "Expenses" below;

.. withdrawals made under the Bail Out Option;

.. withdrawals made during a 45 day window following the end of a Market Value
  Adjustment Period;

.. amounts paid during the Payout Phase; or

.. the Death Proceeds.


                                  9 PROSPECTUS

We apply the Market Value Adjustment to reflect changes in interest rates from the date a Market Value Adjustment Period commences to the time you make the withdrawal. The first Market Value Adjustment Period begins on the Issue Date. The length of the Market Value Adjustment Period is seven years, and a new Market Value Adjustment Period begins at the end of the prior Market Value Adjustment Period.

We calculate the Market Value Adjustment by comparing the 10 Year U.S. Treasury Note Constant Maturity Yield ("Treasury Rate") for the week prior to the date the Market Value Adjustment Period begins to the Treasury Rate for the week prior to the date you withdraw your money.

The Market Value Adjustment may be positive or negative, depending on changes in the Treasury Rate. As a result, if you choose to make a withdrawal, you bear the investment risk associated with changes in the Treasury Rate. If the Treasury Rate increases significantly from the time you make the purchase payment, the Market Value Adjustment, withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value to an amount that is less than your original purchase payment.

Generally, if the Treasury Rate for the beginning of the Market Value Adjustment Period is lower than the current Treasury Rate upon withdrawal, then the Market Value Adjustment will decrease the amount payable to you. Conversely, if the Treasury Rate for the beginning of the Market Value Adjustment Period is higher than the current Treasury Rate, then the Market Value Adjustment will increase the amount payable to you.

For example, assume that you purchase a Contract and the Treasury Rate on the day you purchase the Contract is 4.50%. Assume that at the end of 3 years, you make a partial withdrawal. If, at that later time, the Treasury Rate is 4.00%, then the Market Value Adjustment will be positive, which will increase the amount payable to you. Conversely, if the Treasury Rate is 5.00%, then the Market Value Adjustment will be negative, which will decrease the amount payable to you.

The Market Value Adjustment also depends upon the amount of time remaining prior to the end of the current Market Value Adjustment Period. The formula for calculating Market Value Adjustments is set forth in Appendix A to this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

No Market Value Adjustment will apply to withdrawals taken during the 45 day period immediately following the end of each Market Value Adjustment Period.


BAIL OUT OPTION
During the first seven Contract Years, we offer a Bail Out Option. When we issue the Contact, we set a "Bail Out Rate" which is listed on the Annuity Data Page and does not change for your Contract. At the end of any of the first seven Contract Years, if the renewal Maximum Interest Rate is less than the Bail Out Rate, you can exercise the Bail Out Option and withdraw all or a portion of the Contract Value during a 45 day Window Period following the end of the Contract Year without incurring a withdrawal charge. No Market Value Adjustment will be imposed upon a withdrawal or surrender of the Contract under the Bail Out Option. We must receive your request in writing during the Window Period, in a form satisfactory to us.

Withdrawals taken prior to annuitization are generally considered to come from the earnings in the Contract first. If the contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty.


                                  10 PROSPECTUS

EXPENSES
--------------------------------------------------------------------------------

As a Contract Owner, you will bear the charges and expenses described below.


WITHDRAWAL CHARGE
We may assess a withdrawal charge on withdrawals from the Contract. However, each Contract Year you may withdraw up to 10% of the Contract Value as of the beginning of the Contract Year without paying a withdrawal charge. Unused portions of this 10% "Free Withdrawal Amount" are not carried forward to future Contract Years.

The withdrawal charge is as follows:

     NUMBER OF COMPLETE YEARS         WITHDRAWAL CHARGE:
        SINCE ISSUE DATE:             ------------------
        -----------------
                0                             7%
                1                             7%
                2                             7%
                3                             6%
                4                             6%
                5                             5%
                6                             5%
           7 and Later                        0%


The withdrawal charge is determined by multiplying the withdrawal charge percentage corresponding to the number of Complete Contract Years in the table above by the amount withdrawn in excess of the Free Withdrawal Amount. Beginning on December 31, 2004, if you make a withdrawal before the Payout Start Date, we will apply the withdrawal charge percentage in effect on the date of the withdrawal or the withdrawal charge percentage in effect on the following day, whichever is lower. We will deduct withdrawal charges, if applicable, from the amount paid. For federal income tax purposes, earnings under your Contract are considered to come out first. This means you pay taxes on your withdrawal to the extent of any earnings in the Contract.

We do not apply a withdrawal charge in the following situations:

.. on or after the Payout Start Date;

.. withdrawals taken to satisfy IRS minimum distribution rules for the Contract;

.. withdrawals that qualify for a waiver under the terms of the Contract.

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts.

Withdrawals may be subject to tax penalties, income tax and a Market Value Adjustment. You should consult your own tax counsel or tax advisor regarding any withdrawals.


CONFINEMENT WAIVER
We will waive the withdrawal charge on all withdrawals taken under your Contract if the following conditions are satisfied:

.. you are or the Annuitant is, if the Contract Owner is not a living person, first confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date,

.. we receive your request for withdrawal and written proof of the stay no later than 90 days following the end of your or the Annuitant's (as applicable) stay at the long term care facility or hospital, and

.. a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).


TERMINAL ILLNESS WAIVER
Only once during the term of the Contract, we will waive the withdrawal charge on all withdrawals under your Contract if:

.. you are or the Annuitant is, if the Contract Owner is not a living person, first diagnosed by a physician as having a terminal illness at least 30 days after the Issue Date, and

.. you provide adequate proof of diagnosis to us before or at the time you request the withdrawal.

Terminal Illness is a condition which is expected to result in death within one year from the date of onset for 80% of the diagnosed cases.

At our expense, we may require a second physician's opinion, and if the first and second physicians disagree, we may require a third opinion. We will honor a consensus of any two of the three physicians.


UNEMPLOYMENT WAIVER
Only once during the term of the Contract, we will waive the withdrawal charge on one partial or a full withdrawal taken under your Contract, if you meet the following requirements:

.. you or the Annuitant, if the Contract Owner is not a living person, become unemployed at least one year after the Issue Date,

.. you or the Annuitant (as applicable) receive(s) unemployment compensation as defined in the Contract) for at least 30 days as a result of that unemployment, and

.. you or the Annuitant (as applicable) claim(s) this benefit within 180 days of your or the Annuitant's initial receipt of unemployment compensation.


                                  11 PROSPECTUS

Please refer to your Contract for more detailed information about the terms and conditions of these waivers.

The laws of your state may limit the availability of these waivers and also may change certain terms and/or benefits available under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not pay a withdrawal charge because of these waivers, a Market Value Adjustment may apply and you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax advisor to determine the effect of a withdrawal on your taxes.


PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death.

We may some time in the future discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state.

At the Payout Start Date, we deduct the charge for premium taxes from the total Contract Value before applying the Contract Value to an Income Plan.


                                  12 PROSPECTUS

ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

You can withdraw some or all of your money at any time prior to the Payout Start Date. You may not make any withdrawals or surrender your Contract once the Payout Phase has begun. The minimum you may withdraw is $250.

The amount you receive may be reduced by a withdrawal charge, income tax withholding and any applicable premium taxes. The amount you receive may also be increased or reduced by a Market Value Adjustment. If you request a total withdrawal, we may require that you return your Contract to us.


SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $50. We will deposit systematic withdrawal payments into a designated account. Please consult with your financial representative for details.

Distributions taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty.

We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.


POSTPONEMENT OF PAYMENTS
We may defer payment of withdrawals for up to 6 months from the date we receive your withdrawal request. If we delay payment for 30 days or more, we will pay interest as required by law.


MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. Before terminating any Contract whose value has been reduced by a withdrawal to less than $1,000, we will inform you in writing of our intention to terminate your Contract and give you at least 30 days in which to make a payment to restore your Contract's value to the contractual minimum of $1,000. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any Market Value Adjustment, less withdrawal charges and applicable taxes.


                                  13 PROSPECTUS

INCOME PAYMENTS
--------------------------------------------------------------------------------


PAYOUT START DATE
The Payout Start Date is the day that we apply your Contract Value, less any applicable taxes, to an Income Plan. The Payout Start Date must be:

.. at least 30 days after the Issue Date; and

.. no later than the Annuitant's 90th birthday, or the 10th Contract Anniversary, if later.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.


INCOME PLANS
An Income Plan is a series of scheduled payments to you or someone you designated. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with guaranteed payments for 10 years. After the Payout Start Date, you may not make withdrawals or change your choice of Income Plan.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the basis. Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59 1/2 may be subject to an additional 10% federal tax penalty.

The three Income Plans available under the Contract are:


INCOME PLAN 1 - LIFE INCOME WITH OR WITHOUT GUARANTEED PAYMENTS. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract. The guaranteed payments period may range from 0 to 30 years. If the Annuitant is age 90 or older as of the Payout Start Date, the minimum guaranteed payment period is 5 years.

INCOME PLAN 2 - JOINT AND SURVIVOR LIFE INCOME WITH OR WITHOUT GUARANTEED

PAYMENTS. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant is alive. If both the Annuitant and the joint Annuitant die before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract. The guaranteed payments period may range from 0 to 30 years. If either the Annuitant or Joint Annuitant is age 90 or older as of the Payout Start Date, the minimum guaranteed payment period is 5 years.


INCOME PLAN 3 - GUARANTEED PAYMENTS FOR A SPECIFIED PERIOD (5 TO 50 YEARS).
 Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the life of the Annuitant. You may elect to receive guaranteed payments for periods ranging from 5 to 50 years.

The length of any guaranteed payment period under your selected Income Plan generally will affect the dollar amount of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments. As a general rule, plans with a Joint Annuitant also will result in lower income payments. Income plans may vary from state to state.

We may make other Income Plans available, including ones that you and we agree upon. You may obtain information about them by writing or calling us.

If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or Joint Annuitant, we will require proof of age and sex of the Annuitant or Joint Annuitant before starting income payments, and may require proof that the Annuitant or Joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no minimum guaranteed payments, it is possible that the payee could receive only 1 income payment if the Annuitant and any Joint Annuitant both die before the second income payment, or only 2 income payments if they die before the third income payment, and so on.

We will apply your Contract Value, less applicable taxes, to your Income Plan on the Payout Start Date. If your initial monthly payment would be less than $20, and state law permits, we may:

.. terminate the contract and pay you the Contract Value less any applicable taxes, in a lump sum instead of the periodic payments you have chosen; or

.. reduce the frequency of your payments so that each payment will be at least
  $20.


INCOME PAYMENTS
We guarantee income payment amounts for the duration of the Income Plan. We calculate income payments by:

  1. determining your Contract Value as of the Payout Start Date;

  2. deducting any applicable premium tax; and


                                  14 PROSPECTUS

  3. applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.

  We may defer making fixed income payments for a period of up to six months or such shorter time state law may require. If we defer such payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.


CERTAIN EMPLOYEE BENEFIT PLANS
The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex, to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.


                                  15 PROSPECTUS

DEATH PROCEEDS
--------------------------------------------------------------------------------

Under certain conditions, described below, we will pay a death settlement ("Death Proceeds") for your Contract on the death of the Contract Owner (or Annuitant, if the Contract Owner is a non-living person) if the death occurs prior to the Payout Start Date. If the Contract Owner (or Annuitant, if the Contract Owner is a non-living person) dies after the Payout Start Date, we will pay remaining income payments as described in the "Payout Phase" section of your Contract. See "Income Payments" for more details.

The Contract offers Death Proceeds prior to the Payout Start Date on the earlier of:

  1. the death of any Contract Owner; or

  2. the death of the Annuitant, if the Contract Owner is a non-living person.

We will pay the Death Proceeds to the new Contract Owner as determined immediately after the death. The new Contract Owner will be the surviving Contract Owner(s) or, if none, the Beneficiary(ies). A claim for settlement of the Death Proceeds must include Due Proof of Death. We will accept the following documentation as "Due Proof of Death":

.. a certified copy of a death certificate;

.. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

.. any other proof acceptable to us.

Prior to the Payout Start Date, the Death Proceeds are equal to the Contract Value. We will calculate the value of the Death Proceeds as of the date we receive a complete request for payment of the Death Proceeds from any Contract Owner or Beneficiary.

For Contracts issued in certain states, the amount of the Death Proceeds that we will pay will never be less than 90% of the purchase payment, less and prior withdrawals, accumulated at 3% interest per annum. For additional information concerning these states, please contract your financial representative or Allstate Life at 1-800-203-0068.


DEATH PROCEEDS PAYMENTS


DEATH OF CONTRACT OWNER

If any owner dies before the Payout Start Date, the new Contract Owner will be the surviving Contract Owner. If there is no surviving Contract Owner, the new Contract Owner will be the Beneficiary(ies) as described in the Beneficiary provision.

If there is more than one new Contract Owner taking a share of the Death Proceeds, each new Contract Owner will be treated as a separate and independent Contract Owner of his or her respective share of the Death Proceeds. Each new Contract Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below for his or her respective share. Each new Contract Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original new Contract Owner.

The Options available to the new Contract Owner will be determined by the applicable following Category in which the new Contract Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

  CATEGORY 1. If your spouse is the sole new Contract Owner of the entire Contract, the Contract will continue as if death had not occurred in the Accumulation Phase, unless your spouse chooses from Options A, B, or C, described below.

  If you were also the Annuitant, then your spouse will be the new Annuitant unless he or she names a new Annuitant, as described in the Annuitant provision. Your spouse may make a single withdrawal of any amount within one year of the date of your death without incurring a withdrawal charge, and no Market Value Adjustment will apply.

  CATEGORY 2. If the new Contract Owner is a living person who is not your spouse, or if there are multiple living new Contract Owners, the new Contract Owner(s) must each choose from Options A, B or C, described below. If a new Contract Owner does not choose one of these Options, Option A will apply for such new Contract Owner.

  CATEGORY 3. If the new Contract Owner is a corporation, trust or other non-living person, the new Contract Owner must choose between Options A or C, described below. If the new Contract Owner does not choose either of these Options, Option A will apply.

The following Death of Contract Owner Options are available, as applicable:

  OPTION A. The new Contract Owner may elect to receive the Contract Value payable within 5 years of the date of your death. We will continue to credit interest during this 5 year period based upon the remaining Contract Value on each Contract Anniversary. Withdrawal Charges will be waived and no Market Value Adjustment will apply to any withdrawal made during this 5 year period.

            If the new owner dies prior to the end of the 5 year period and before to the complete liquidation of the Contract Value, then the new Owner's Beneficiary(ies) will receive the remaining Contract


                                  16 PROSPECTUS

  Value. This amount must be fully withdrawn within 5 years of the date of your death.

  OPTION B. The new Owner may elect, within 11 months of the date of your death, to receive the Death Proceeds paid out under one of the Income Plans described in the Income Payments section, subject to the following conditions.

  Income payments must begin within one year of your date of death. Income payments must be payable:

     i. Over the life of the new Contract Owner; or

     ii. for a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Contract Owner; or

     iii. over the life of the new Contract Owner with a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Contract Owner.

  OPTION C. The new Contract Owner may elect to receive the Death Proceeds in a lump sum. Death Proceeds received under this Option are not subject to a Market Value Adjustment.

All ownership rights subject to the conditions stated in this provision or any restrictions previously placed upon the Beneficiary, are available to the new Contract Owner from the date of your death until the date on which the Death Proceeds is paid.

We reserve the right to offer additional Death of Contract Owner Options.

If the Contract Owner dies after the Payout Start Date, refer to the Income Payments section of this Contract.

DEATH OF ANNUITANT

If the Annuitant who is also the Contract Owner dies before the Payout Start Date, the Death of Contract Owner provision, described above will apply.

If the Annuitant who is not also the Contract Owner dies before the Payout Start Date, the Options available to the Contract Owner will be determined by the applicable following Category in which the Contract Owner is defined.

  CATEGORY 1. If the Contract Owner is a living person, the Contract will continue in the Accumulation Phase with a new Annuitant. The new Annuitant will be:

     i. A person you name by written request subject to the conditions described in the Annuitant provision of the Contract; otherwise,

     ii. The youngest Contract Owner; otherwise,

     iii. The youngest Beneficiary.

  CATEGORY 2. If the Contract Owner is a corporation, trust or other non-living person, the Contract Owner must receive the Contract Value payable within 5 years of the Annuitant's date of death. Withdrawal Charges will be waived and no Market Value Adjustment will apply to any withdrawal made during this 5 year period.

All ownership rights, subject to the conditions stated in this provision, are available to the Contract Owner from the date of the Annuitant's death until the date on which the Death Proceeds are paid.

We reserve the right to offer additional Death of Annuitant Options.

If the Annuitant dies after the Payout Start Date, refer to the Payout Phase section of the Contract.


                                  17 PROSPECTUS

MORE INFORMATION
--------------------------------------------------------------------------------


ALLSTATE LIFE INSURANCE COMPANY
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.

Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois. All of the outstanding stock of Allstate Insurance Company is owned by The Allstate Corporation.

Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all states except New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.


THE CONTRACT

DISTRIBUTION. Allstate Distributors, L.L.C. ("Allstate Distributors"), a wholly owned subsidiary of Allstate Life, will serve as principal underwriter of the Contracts. Allstate Distributors is a registered broker dealer under the Securities and Exchange Act of 1934, as amended, ("Exchange Act") and a member of NASD. Contracts are sold by registered representatives of unaffiliated broker-dealers or bank employees who are licensed insurance agents appointed by Allstate Life, either individually or through an incorporated insurance agency and have entered into a selling agreement with Allstate Distributors to sell the Contract.

We will pay commissions to broker-dealers who sell the contracts. Commissions paid may vary, but we estimate that the total commissions paid on all Contract sales will not exceed 8% of all purchase payments. These commissions are intended to cover distribution expenses. Sometimes, we also pay the broker-dealer a persistency bonus in addition to the standard commissions. A persistency bonus is not expected to exceed 1.00%, on an annual basis, of the Contract Values considered in connection with the bonus. In some states, Contracts may be sold by representatives or employees of banks which may be acting as broker-dealers without separate registration under the Exchange Act, pursuant to legal and regulatory exceptions.

Allstate Life may pay Allstate Distributors a commission for distribution of the Contracts. The underwriting agreement with Allstate Distributors provides that we will reimburse Allstate Distributors for any liability to Contract Owners arising out of services rendered or Contracts issued.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.


ADMINISTRATION. We have primary responsibility for all administration of the Contracts. We provide the following administrative services, among others:

.. issuance of the Contracts;

.. maintenance of Contract Owner records;

.. Contract Owner services;

.. calculation of Contract values; and

.. preparation of Contract Owner reports.

We will send you Contract statements and transaction confirmations at least annually. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.

We also will provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.


NON-QUALIFIED ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within a employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Allstate Life Insurance Company no longer issues deferred annuities to employer sponsored qualified retirement plans.


LEGAL MATTERS
Foley & Lardner, LLP, Washington, D.C., has advised Allstate Life on certain federal securities law matters. All matters of state law pertaining to the Contracts, including the validity of the Contracts and Allstate Life's right to issue such Contracts under applicable state insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate Life.


                                  18 PROSPECTUS

TAXES
--------------------------------------------------------------------------------

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. ALLSTATE LIFE MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.


TAXATION OF ALLSTATE LIFE INSURANCE
COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Code.


TAXATION OF FIXED ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where the Owner is a natural person.


NON-NATURAL OWNERS. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.


EXCEPTIONS TO THE NON-NATURAL OWNER RULE. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-Qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain qualified plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


GRANTOR TRUST OWNED ANNUITY. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section.
 In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.


TAXATION OF PARTIAL AND FULL WITHDRAWALS. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a full withdrawal under a non-Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.

You should contact a competent tax advisor about the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments. If you make a full withdrawal under a non-Qualified Contract or a Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.


TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.


WITHDRAWALS AFTER THE PAYOUT START DATE. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is


                                  19 PROSPECTUS
possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.


DISTRIBUTION AT DEATH RULES. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

.. if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death;

.. if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Owner's death. These requirements are satisfied if any portion of the Contract Owner's interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Owner's death. If the Contract
  Owner's designated Beneficiary is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Contract Owner;

.. if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will be treated as the death of the Contract Owner.


TAXATION OF ANNUITY DEATH BENEFITS. Death Benefit amounts are included in income as follows:

.. if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

.. if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.


PENALTY TAX ON PREMATURE DISTRIBUTIONS. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2 . However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract Owner attains age 59 1/2;

.. made as a result of the Contract Owner's death or becoming totally disabled;

.. made in substantially equal periodic payments over the Contract Owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Contract beneficiary;

.. made under an immediate annuity; or

.. attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS. With respect to non-Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.


TAX FREE EXCHANGES UNDER INTERNAL REVENUE CODE SECTION 1035. A 1035 exchange is a tax-free exchange of a non-qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract. The contract owner(s) must be the same on the old and new contract. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.


PARTIAL EXCHANGES. The IRS has issued a ruling that permits partial exchanges of annuity contracts. Under this ruling, if you take a withdrawal from a receiving or relinquishing annuity contract within 24 months of the partial exchange, then special aggregation rules apply for purposes of determining the taxable amount of a distribution. The IRS has issued limited guidance on how to aggregate and report these distributions. The IRS is expected to provide further guidance, as a result, it is possible that the amount we calculate and report to the IRS as taxable could be different.


TAXATION OF OWNERSHIP CHANGES. If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax.


AGGREGATION OF ANNUITY CONTRACTS. The Code requires that all non-Qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated


                                  20 PROSPECTUS
and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien.
 Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on a completed Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN"). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.


TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income on annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing an annuity as a TSA or IRA. Tax Qualified Contracts are contracts purchased as investments as:

.. Individual Retirement Annuities (IRAs) under Section 408(b) of the Code;

.. Roth IRAs under Section 408A of the Code;

.. Simplified Employee Pension (SEP IRA) under Section 408(k) of the Code;

.. Savings Incentive Match Plans for Employees (SIMPLE IRA) under Section 408(p) of the Code; and

Tax Sheltered Annuities under Section 403(b) of the Code.

Allstate Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements.

The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate

Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent's IRA, TSA, or employer sponsored retirement plan under which the decedent's surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent's IRA, TSA, or employer sponsored retirement plan.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.


TAXATION OF WITHDRAWALS FROM AN INDIVIDUALLY OWNED TAX QUALIFIED CONTRACT. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.

"Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made to a beneficiary after the Contract Owner's death,

.. attributable to the Contract Owner being disabled, or

.. made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. All tax reporting of distributions from


                                  21 PROSPECTUS

Roth IRAs will indicate that the taxable amount is not determined.


REQUIRED MINIMUM DISTRIBUTIONS. Generally, IRAs (excluding Roth IRAs) and TSAs require minimum distributions upon reaching age 70 1/2. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Not all income plans offered under this annuity contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.


THE DEATH BENEFIT AND TAX QUALIFIED CONTRACTS. Pursuant to the Code and IRS regulations, an IRA may not invest in life insurance contracts. However, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.

It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a 403(b) plan.


PENALTY TAX ON PREMATURE DISTRIBUTIONS FROM TAX QUALIFIED CONTRACTS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made as a result of the Contract Owner's death or total disability,

.. made in substantially equal periodic payments over the Contract Owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

.. made after separation from service after age 55 (applies only for IRAs),

.. made pursuant to an IRS levy,

.. made for certain medical expenses,

.. made to pay for health insurance premiums while unemployed (applies only for IRAs),

.. made for qualified higher education expenses (applies only for IRAs), and

.. made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs).

During the first 2 years of the individual's participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty will be subject to a 25% penalty tax.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS ON TAX QUALIFIED CONTRACTS. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.


INCOME TAX WITHHOLDING ON TAX QUALIFIED CONTRACTS. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered "eligible rollover distributions." The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% from the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from employer sponsored retirement plans, including TSAs but excluding IRAs, with the exception of:

.. required minimum distributions, or,

.. a series of substantially equal periodic payments made over a period of at least 10 years, or,

.. a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

.. hardship distributions.

For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by


                                  22 PROSPECTUS
completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien.
 Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on a completed Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN"). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.


INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.


ROTH INDIVIDUAL RETIREMENT ANNUITIES. Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.

Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions.

ANNUITIES HELD BY INDIVIDUAL RETIREMENT ACCOUNTS (COMMONLY KNOWN AS CUSTODIAL
IRAS)

Internal Revenue Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.

Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant's surviving spouse as the new Annuitant, if the following conditions are met:

1) The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the annuity contract;

2) The deceased Annuitant was the beneficial owner of the Individual Retirement Account;

3) We receive a complete request for settlement for the death of the Annuitant; and

4) The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:

  (a) The Annuitant's surviving spouse is the sole beneficiary of the Individual Retirement Account;

  (b) The Annuitant's surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and

  (c) The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse's election.


SIMPLIFIED EMPLOYEE PENSION IRA. Section 408(k) of the Code allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.


SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE IRA). Section 408(p) of the Code allow eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.

TO DETERMINE IF YOU ARE ELIGIBLE TO CONTRIBUTE TO ANY OF THE ABOVE LISTED IRAS (TRADITIONAL, ROTH, SEP, OR SIMPLE), PLEASE REFER TO IRS PUBLICATION 590 AND YOUR COMPETENT TAX ADVISOR.


                                  23 PROSPECTUS

TAX SHELTERED ANNUITIES. Section 403(b) of the Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

.. attains age 59 1/2,

.. severs employment,

.. dies,

.. becomes disabled, or

.. incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).

These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept Employee Retirement Income Security Act of 1974 (ERISA) funds in 403(b) contracts.


ANNUAL REPORTS AND OTHER DOCUMENTS
--------------------------------------------------------------------------------

Allstate Life's annual report on Form 10-K for the year ended December 31, 2003, ("Form 10-K Annual Report") is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0000352736. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:// www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at 544 Lakeview Parkway, Suite 300, Vernon Hills, Illinois 60061 (telephone: 1-800-203-0068).


ANNUAL STATEMENTS
--------------------------------------------------------------------------------

At least once a year prior to the Payout Start Date, we will send you a statement containing information about your Contract Value. For more information, please contact your annuity representative or call our customer support unit at 1-800-203-0068.


                                  24 PROSPECTUS

APPENDIX A
MARKET VALUE ADJUSTMENT
--------------------------------------------------------------------------------

The Market Value Adjustment is based on the following:


I  = the 10 Year U.S.  Treasury  Note Constant  Maturity  Yield as reported in
     Federal Reserve Board Statistical Release H.15 ("Treasury Rate") for the week preceding commencement of the current Market Value Adjustment Period.

N = the number of whole and partial years from the date we receive the withdrawal request to the end of the current Market Value Adjustment Period; and

J = the Treasury Rate for the week preceding the receipt of the withdrawal request.



The Market Value Adjustment factor is determined from the following formula:

                 .9 x {(I - (J + 0.0025)} x N

To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount (in excess of the Free Withdrawal Amount) subject to the Market Value Adjustment.

                       EXAMPLES OF MARKET VALUE ADJUSTMENT
Purchase Payment:                  $10,000
Market Value Adjustment Period
Length:                            7 years
Full Surrender:                    Beginning of Contract Year 4
Contract Value at time of full
surrender:                         $12,500


NOTE: These examples assume that premium taxes are not applicable.

                EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)
Step 1. Calculate Contract Value at
 End of Contract Year 3:              $12,500
Step 2. Calculate the Amount in
 excess of Free Withdrawal Amount:    FREE WITHDRAWAL AMOUNT (.10 X 12,500) = $1,250
                                      AMOUNT IN EXCESS: $12,500 - $1,250 = $11,250
Step 3. Calculate the Withdrawal
 Charge:                              .06 X $11,250 = $675
Step 4. Calculate the Market Value
 Adjustment:                          I  = 4.5%
                                      J  = 4.2%
                                      N = 4 years
                                      Market Value Adjustment Factor: .9 x (I-(J+.0025)) x N
                                      = .9 X (.045 -(.042+.0025)) X 4 = .0020
                                      Market Value Adjustment = Market Value Adjustment Factor x
                                      Amount Subject to Market Value Adjustment:
                                      = .0020 X $11,250 = $22.50
Step 5. Calculate the amount
 received by Contract Owners as a
 result of full withdrawal at the
 beginning of Contract Year 4:        $12,500 - $675 + $22.25 = $11,847.50



                 EXAMPLE 2: (ASSUMES RISING INTEREST RATES)
Step 1. Calculate Contract Value at
 the time of the withdrawal:          $12,500
Step 2. Calculate the Amount in
 excess of Free Withdrawal Amount:    FREE WITHDRAWAL AMOUNT (.10 X 12,500) = $1,250
                                      AMOUNT IN EXCESS: $12,500 - $1,250 = $11,250
Step 3. Calculate the Withdrawal
 Charge:                              .06 X $11,250 = $675
Step 4. Calculate the Market Value
 Adjustment:                          I  = 4.5%
                                      J  = 4.8%
                                      N = 4 years
                                      Market Value Adjustment Factor: .9 x (I-(J+.0025)) x N
                                      = .9 X (.045 - (.048+.0025)) X 4 = - .0198
                                      Market Value Adjustment = Market Value Adjustment Factor x
                                      Amount Subject to Market Value Adjustment:
                                      = - .0198 X $11,250 = - $222.75
Step 5. Calculate the amount
 received by Contract Owners
 as a result of full withdrawal
 at the beginning of
 Contract Year 4:                     $12,500 - $675 - $222.75 = $11,602.25






                                  25 PROSPECTUS

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The By-laws of Allstate Life Insurance Company ("Registrant") provide that Registrant will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Registrant, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Registrant before such date.

The directors and officers of Registrant have been provided liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(1) Underwriting Agreement between Allstate Life Insurance Company and Allstate Distributors, L.L.C. (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement of Allstate Life Insurance Company Separate Account A (File No. 333-31288) dated April 27,
     2000).

(2)  None

(4) Form of Single Premium Deferred Annuity Certificate and Application (Previously filed in Registrant's initial Form S-3 Registration Statement (File No. 333-105331) dated May 16, 2003).

(5) Opinion and Consent of General Counsel re: Legality (Previously filed in Pre-Effective Amendment No. 1 to this Registration Statement (File No. 333-105331) dated September 3, 2003).

(8)  None

(11) None

(12) None

(15) None

(23)(a) Independent Auditors' Consent

    (b) Consent of Foley & Lardner, LLP

(24)(a) Powers of Attorney for Michael J. Velotta, David A. Bird,
    Edward M. Liddy, John C. Lounds, J. Kevin McCarthy,
    Robert W. Pike, Samuel H. Pilch, Steven E. Shebik, Eric A. Simonson, Kevin
    R. Slawin and Thomas J. Wilson. (Incorporated herein by reference to Allstate Life Insurance Company's initial Form S-3 Registration Statement (File No. 333-100068) on September 25, 2002).

    (b) Powers of Attorney for Casey J. Sylla and Danny L. Hale (Previously filed in Registrant's initial Form S-3 Registration Statement (File No. 333-105331) dated May 16, 2003).

(25) None

(26) None

(27) Not applicable

(99) Experts


ITEM 17.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof ) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)(a) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing if the registrant's annual report pursuant to Section 13(a) of 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, Allstate Life Insurance Company, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois on the 2nd day of April, 2004.

                         ALLSTATE LIFE INSURANCE COMPANY
                                  (REGISTRANT)


                            By: /s/MICHAEL J. VELOTTA
                            ----------------------------------------
                                  Michael J. Velotta
                                  Senior Vice President, Secretary
                                  and General Counsel


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of April, 2004.


*/CASEY J. SYLLA                             Chairman of the Board,
----------------------                       President and Director
Casey J. Sylla                               (Principal Executive Officer)


/s/MICHAEL J. VELOTTA                        Senior Vice President, Secretary,
---------------------                        General Counsel and Director
Michael J. Velotta


*/DAVID A. BIRD                              Senior Vice President and
------------------                           Director
David A. Bird


*/DANNY L. HALE                              Director
-----------------
Danny L. Hale


*/EDWARD M. LIDDY                            Director
-----------------
Edward M. Liddy


*/JOHN C. LOUNDS                             Senior Vice President and
-----------------                            Director
John C. Lounds


*/J. KEVIN MCCARTHY                          Senior Vice President and
-----------------                            Director
J. Kevin McCarthy


*/ROBERT W. PIKE                             Director
------------------
Robert W. Pike


*/SAMUEL H. PILCH                            Group Vice President and
-----------------                            Controller
Samuel H. Pilch                              (Principal Accounting Officer)



*/STEVEN E. SHEBIK                           Senior Vice President, Chief
------------------                           Financial Officer and Director
Steven E. Shebik                             (Principal Financial Officer)


*/ERIC A. SIMONSON                           Senior Vice President, Chief
------------------                           Investment Officer and Director
Eric A. Simonson


*/KEVIN R. SLAWIN                            Senior Vice President and
------------------                           Director
Kevin R. Slawin

*/THOMAS J. WILSON, II                       Director
-----------------
Thomas J. Wilson, II

*/ By Michael J. Velotta, pursuant to Powers of Attorney previously filed.


                                  EXHIBIT LIST

The following exhibits are filed herewith:

Exhibit No.             Description

23(a)                   Independent Auditors' Consent

  (b)                   Consent of Foley and Lardner, LLP

99                      Experts